Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

Office Depot Announces Second Quarter 2019 Results

Strong performance in BSD division and improving operating results at CompuCom

Second Quarter 2019 Highlights

•	Total Reported Sales of $2.6 Billion, Down 2% from Prior Year Period
o	BSD Division Revenue Up 2%
o	Retail Division Same Store Sales Down 4%
o	CompuCom Division Revenue Down 7%
•	Operating Loss of $15 Million and Net Loss from Continuing Operations of $24 Million
o	Includes charges related to the Business Acceleration Program (“BAP”) and the impact associated with the adoption of the new lease accounting standard
•	Adjusted Operating Income of $71 Million, up 13% Over Prior Year
o	Driven by strong performance in BSD Division
o	CompuCom Division operating performance improves sequentially from first quarter 2019
•	Business Acceleration Program Remains On-Track
o	Delivering cost efficiencies and providing fuel for future growth investments

Boca Raton, Fla., August 7, 2019 — Office Depot, Inc. (“Office Depot,” or the “Company”) (NASDAQ: ODP), a leading integrated business-to-business (“B2B”) distribution platform of business services and supplies today announced results for the second quarter ended June 29, 2019.

Consolidated (in millions, except per share amounts)	2Q19	2Q18	YTD19	YTD18
Selected GAAP measures:
Sales	$2,588	$2,628	$5,356	$5,458
Sales change from prior year period	(2)%		(2)%
Operating income (loss)	$(15)	$48	$9	$125
Operating income (loss) margin	(0.6)%	1.8%	0.2%	2.3%
Net income (loss) from continuing operations	$(24)	$19	$(16)	$52
Diluted earnings (loss) per share from continuing operations	$(0.04)	$0.03	$(0.03)	$0.09
Operating Cash Flow (1)	$(58)	$44	$2	$251
Selected Non-GAAP measures: (2)
Adjusted EBITDA	$125	$115	$243	$260
Adjusted operating income	$71	$63	$138	$156
Adjusted operating income margin	2.7%	2.4%	2.6%	2.9%
Adjusted net income from continuing operations	$37	$30	$76	$75
Adjusted earnings per share from continuing operations (most dilutive)	$0.07	$0.05	$0.14	$0.13
Free Cash Flow (1) (3)	$(103)	$7	$(89)	$177
Adjusted Free Cash Flow (4)	$(48)	$7	$(34)	$177

(1)	Both Operating Cash Flow and Free Cash Flow are from continuing operations.

(2)

Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments, and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.

(3)

As used throughout this release, Free Cash Flow is defined as cash flows from operating activities of continuing operations less capital expenditures. Free Cash Flow is a non-GAAP measure and reconciliations from GAAP financial measures can be found in this release.

(4)

Adjusted Free Cash Flow excludes the Federal Trade Commission cash settlement of $25 million and cash charges associated with the Company’s Business Acceleration Program of $30 million in the second quarter and first half of 2019.

“This quarter was a compelling demonstration of how we are implementing our strategy and utilizing our B2B platform to serve our business customers,” said Gerry Smith, chief executive officer of Office Depot. “Our strong operating results were driven by growth in our BSD division and improving performance at our

CompuCom division. Our strategic focus on our B2B businesses, which consists of our BSD and CompuCom divisions, generated over 60% of our revenue and over 90% of our division level operating income in the second quarter. Relative to the first quarter 2019, BSD operating income was up 87% and performance at

CompuCom improved significantly, reflecting our intense focus on profitability enabled by our Business

Acceleration Program. As we announced last quarter, this program is expected to achieve significant cost savings of at least $40 million this year and over $100 million at full run-rate thereafter.”

“We are also thrilled that Mick Slattery and Stephen Mohan, two highly experienced and proven leaders, have joined us to lead CompuCom and BSD, respectively,” he added. Our strong performance in the second quarter, traction of our profitability initiatives, and addition of key senior leaders underlie our confidence in our strategic direction and positions us to drive profitable growth in the second half of 2019,” he added.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the second quarter of 2019 were $2.6 billion, a decrease of 2% compared to the second quarter of 2018. The decrease in revenue over the same period last year was the result of lower sales in the Retail division, primarily driven by lower same store sales combined with fewer retail stores, and lower sales in the CompuCom division. The sales decline in the second quarter was partially offset by stronger sales performance in the BSD division. Product sales in the second quarter were down 1% relative to the prior year period. Service revenue was down 6% year-over-year related to lower comparable sales at CompuCom, partially mitigated by a 5% and 7% year-over-year increase in service revenue in the BSD and Retail divisions, respectively. On a same store comparable basis, service revenue increased by approximately 12% in the Retail division. On a consolidated basis, service revenue represented approximately 16% of total Company sales in the second quarter of 2019.

Sales Breakdown (in millions)	2Q19	2Q18	YTD19	YTD18
Product sales	$2,183	$2,196	$4,543	$4,619
Product sales change from prior year	(1)%		(2)%
Service revenues	$405	$432	$813	$839
Service revenues change from prior year	(6)%		(3)%
Total sales	$2,588	$2,628	$5,356	$5,458

In the second quarter of 2019, Office Depot reported an operating loss of $15 million, compared to operating income of $48 million in the prior year period. The reduction of operating income was primarily driven by a $55 million increase in merger and restructuring costs primarily associated with BAP-related charges recognized in the quarter. Office Depot also recognized asset impairment charges of $16 million in the second quarter of 2019, $13 million of which related to impairment of operating lease right-of-use (ROU) assets associated with the Company’s retail store locations, with the remainder relating to impairment of fixed assets. These impacts were partially offset by improved operating results in the quarter versus the prior year period. Net loss from continuing operations was $24 million, or $0.04 per diluted share in the second quarter of 2019, compared to net income from continuing operations of $19 million, or $0.03 per diluted share in the second quarter of 2018.

In the first half of 2019, Office Depot reported operating income of $9 million, compared to $125 million in the first half of 2018. Primary drivers of the reduction are a $52 million increase in merger and restructuring costs largely related associated with BAP-related charges, asset impairment charges of $45 million in the first half of 2019,

$39 million of which related to impairment of operating lease ROU assets, and the remainder related to lower operating results. Net loss from continuing operations for the first half of 2019 was $16 million, or $0.03 per diluted share, compared to net income from continuing operations of $52 million, or $0.09 per diluted share, in the first half of 2018.

Adjusted (non-GAAP) Results (5)

Adjusted results for the second quarter of 2019 exclude charges and credits totaling $86 million, primarily comprised of $64 million largely in BAP-related charges, $16 million in asset impairments, $5 million in merger, acquisition and integration-related expenses, as well as the after-tax impact of these items.

•

Second quarter 2019 adjusted EBITDA was $125 million compared to $115 million in the prior year period. This included adjusted depreciation and amortization(6) of $51 million and $47 million in the second quarters of 2019 and 2018, respectively.

•

Second quarter 2019 adjusted operating income was $71 million compared to adjusted operating income of $63 million in the second quarter of 2018. The primary driver of this improved performance was stronger results in the BSD division as well as the benefits from BAP-related cost efficiency efforts.

•

Second quarter 2019 adjusted net income from continuing operations was $37 million, or $0.07 per diluted share, compared to an adjusted net income from continuing operations of $30 million, or $0.05 per diluted share, in the second quarter of 2018.

For the first half of 2019, adjusted operating income was $138 million compared to $156 million in the first half of 2018. Adjusted net income from continuing operations for the first half of 2019 was $76 million, or $0.14 per diluted share, compared to $75 million, or $0.13 per diluted share, in the first half of 2018. The year-over-year decrease in adjusted operating income was due primarily to the impact of retail store closures in the first half of 2019, a decrease in operating performance at CompuCom, partially offset by stronger operating performance at the BSD division.

(5) Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.

(6) Adjusted depreciation and amortization represents a non-GAAP measure and excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present.

Second Quarter Division Results

Business Solutions Division

The Business Solutions Division reported sales were $1.3 billion in the second quarter of 2019, up 2% compared to the second quarter of 2018. The year-over-year increase reflects strong performance in its core contract channel, the positive impact of acquisitions, increased sales of paper-related products, and growth in certain adjacency categories such as cleaning and breakroom supplies. These positive sales drivers were partially offset by lower revenue generated through the eCommerce channel as the Company increased its focus on higher margin sales opportunities within this channel. Without the impact of acquisitions, sales in the BSD division were down 1%. The Company’s contract channel generated net new customer accounts and drove flat year-over-year organic revenue growth. Including acquisitions, product sales in the second quarter of 2019 increased 2%, while service revenue increased 5% compared to the prior year period.

Business Solutions Division (in millions)	2Q19	2Q18	YTD19	YTD18
Sales	$1,328	$1,298	$2,672	$2,626
Sales change from prior year	2%		2%
Division operating income	$86	$67	$132	$122
Division operating income margin	6.5%	5.2%	4.9%	4.6%

Business Solutions Division operating income was $86 million in the second quarter of 2019, compared to $67 million in the second quarter of 2018, an increase of 28% and a 130-basis point margin improvement as a percentage of revenue. The increase in operating income versus last year was related to a number of factors including improved gross profit margins, lower SG&A achieved through BAP-related cost efficiency initiatives, and improved margin performance in our eCommerce channel.

Retail Division

The Retail Division reported sales were $1.0 billion in the second quarter of 2019, down 5% versus the prior year period. Planned closures of underperforming retail stores contributed to the reported decline with 54 fewer retail outlets at the end of the second quarter 2019 as compared to the prior year, partially offset by a 17% increase in buy online, pick up (“BOPIS”) in store sales. Comparable store sales were down by 4% driven by lower store traffic, partially offset by higher conversion rates, higher sales per customer, growth in BOPIS sales, and increased loyalty program membership. Product sales in the quarter declined 7% compared to the prior period, primarily due to lower sales volume, while service revenue increased by 7% compared to the prior year period.  On a same store comparable basis, service revenue increased by approximately 12%, driven by the expansion of our copy and print services, subscription volume, and technology services.

Retail Division (in millions)	2Q19	2Q18	YTD19	YTD18
Sales	$1,000	$1,053	$2,175	$2,297
Comparable store sales change from prior year	(4)%		(4)%
Division operating income	$9	$22	$76	$94
Division operating income margin	0.9%	2.1%	3.5%	4.1%

Retail Division operating income was $9 million in the second quarter of 2019, compared to $22 million in the second quarter of 2018. The decrease in operating income versus the prior year was largely related to the flow through impact of lower sales and lower product margins, which were further impacted by the deleveraging effect related to store closures. These impacts were partially offset by improvements in distribution and inventory management costs, lower operating lease costs recognized as a result of the new lease accounting standard, and lower SG&A related to various cost savings initiatives. The Retail Division’s operating income results also include the impact of investments in additional service delivery capabilities, sales training, and other customer-oriented initiatives.

During the second quarter of 2019, the Company closed 39 stores and ended the quarter with a total of 1,320 stores in the Retail Division.

CompuCom Division

The CompuCom Division reported sales were $258 million in the second quarter of 2019, down 7% compared to the second quarter of 2018. The year-over-year decrease is due in part to lower project-related revenue from existing customers and lower services volume, partially offset by an increase in product sales during the quarter.

CompuCom Division (in millions)	2Q19	2Q18	YTD19	YTD18
Sales	$258	$277	$506	$535
Sales change from prior year	(7)%		(5)%
Division operating income (loss)	$1	$6	$(13)	$12
Division operating income (loss) margin	0.4%	2.2%	(2.6)%	2.2%

CompuCom Division operating income was $1 million in the second quarter of 2019, representing a sequential improvement over the $15 million operating loss in the first quarter of 2019, however down compared to $6 million in operating income in the second quarter of 2018. The year-over-year decrease in operating income was related to lower sales volume, including lower project-related revenue from existing customer accounts without a commensurate reduction in associated labor-related expenses and ongoing expenditures to develop and market additional service offerings. On a sequential basis compared to the first quarter 2019, the increase in operating income was related to higher sales and the impact of BAP-related cost efficiency efforts. The Company continues to take several actions to improve future operating performance, including increased use of automation and technology to further improve service efficiency, simplifying operational structure to improve service velocity, and reorganizing sales efforts to better serve its customers and accelerate cross-selling opportunities.

Corporate and Other

Corporate expenses include support staff services and certain other expenses that are not allocated to the Company’s operating divisions. Unallocated expenses were $26 million in the second quarter of 2019 compared to $33 million in the second quarter of 2018.

The Company’s “Other” segment, which contains the global sourcing and trading operations in Asia and the elimination of intersegment revenues, had no material contribution to sales or operating income in the second quarter of 2019.

Balance Sheet and Cash Flow

As of June 29, 2019, Office Depot had total available liquidity of approximately $1.4 billion consisting of $444 million in cash and cash equivalents and approximately $1 billion of available credit under the Amended and Restated Credit Agreement. Total debt was $712 million, excluding $743 million of non-recourse debt supported by the associated Timber notes receivable. As a result of our adoption of the new lease accounting standard, the Company recognized right-of-use assets and lease liabilities for operating leases on the Condensed Consolidated Balance Sheet, while the accounting for finance leases remained substantially unchanged.

For the second quarter of 2019, cash used in operating activities of continuing operations was $58 million as the Company prepared inventory for the upcoming back-to-school season and increased selected stocking units to reduce distribution costs. Cash results included $4 million in acquisition and integration-related costs and $33 million in restructuring costs, compared to cash provided by operating activities of continuing operations of $44 million in the second quarter of the prior year.

Capital expenditures in the quarter were $45 million versus $37 million in the prior year, reflecting increased investments in our service platform, distribution network, retail experience, and eCommerce capabilities. The Federal Trade Commission cash settlement and cash charges associated with the Company’s Business Acceleration Program in the quarter were $25 million and $30 million, respectively. Accordingly, Free Cash Flow from continuing operations on an adjusted basis was $48 million outflow in the second quarter of 2019.

During the second quarter of 2019, the Company paid a quarterly cash dividend of $0.025 per share on June 14, 2019 for approximately $13 million and made a $19 million scheduled debt repayment on the 2022 term loan. The Company also invested $18 million in the quarter to expand its BSD distribution network and its customer base through acquisitions.

2019 Guidance (7)

“Our team remains committed to building upon our B2B platform, growing service revenues, and unlocking our valuable assets for the benefit of customers and shareholders alike, as we focus on reaching our goals for the year,” Smith said. The Company reaffirms its 2019 guidance as follows:

Previously Issued FY 2019 Guidance
Sales	$10.8 - $10.9 billion
Adjusted EBITDA	$525 - $550 million
Adjusted Operating Income	$325 - $350 million
Free Cash Flow(1)(3)(8)	$300 - $325 million

(7)

The Company’s outlook for 2019 included in this release is for continuing operations only and includes non-GAAP measures, such as adjusted EBITDA, adjusted operating income, and free cash flow. These measures exclude charges or credits not indicative of core operations, which may include but not be limited to merger integration expenses, restructuring charges, acquisition-related costs, executive transition costs, asset impairments and other significant items that currently cannot be predicted without unreasonable efforts. The exact amount of these charges or credits are not currently determinable but may be significant. Accordingly, the Company is unable to provide equivalent GAAP measures or reconciliations from GAAP to non-GAAP for these financial measures.

(8)	Excludes Federal Trade Commission cash settlement and cash charges associated with the Company’s Business Acceleration Program.

About Office Depot, Inc.

Office Depot, Inc. (NASDAQ:ODP) is a leading provider of business services and supplies, products and technology solutions to small, medium and enterprise businesses, through a fully integrated B2B distribution platform of approximately 1,300 stores, online presence, and dedicated sales professionals and technicians. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.officedepot.com and follow @officedepot on Facebook, Twitter and Instagram.

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2019 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate Office Depot from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on Office Depot’s sales and pricing; the risk that Office Depot may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that Office Depot is unable to transform the business into a service-driven company or that such a strategy will result in the benefits anticipated; failure to execute effective advertising efforts; the risk that Office Depot is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that Office Depot is unable to execute the Business Acceleration Program successfully or that such program will result in the benefits anticipated; failure to attract and retain key personnel, including qualified employees in stores, service centers, distribution centers, field and corporate offices and executive management; disruptions in Office Depot computer systems; breach of Office Depot information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; increases in fuel and other commodity prices; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including new tariffs on certain foreign made goods); a downgrade in Office Depot credit ratings or a general disruption in the credit markets; covenants in the credit facility and term loan; incurrence of significant impairment charges; fluctuation in quarterly operating results due to seasonality of Office Depot business; changes in tax laws in jurisdictions where Office Depot operates; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; the inability to realize expected benefits from the disposition of the international operations; fluctuations in currency exchange rates; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act; increases in wage and benefit costs and changes in labor regulations; catastrophic events, including the impact of weather events on Office Depot’s business; failure to effectively manage Office Depot real estate portfolio; volatility in Office Depot common stock price, and unanticipated changes in the markets for Office Depot’s business segments. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018
Sales:
Products	$2,183	$2,196	$4,543	$4,619
Services	405	432	813	839
Total sales	2,588	2,628	5,356	5,458
Cost of goods sold and occupancy costs:
Products	1,731	1,737	3,570	3,628
Services	272	295	559	567
Total cost of goods sold and occupancy costs	2,003	2,032	4,129	4,195
Gross profit	585	596	1,227	1,263
Selling, general and administrative expenses	515	534	1,090	1,107
Asset impairments	16	—	45	—
Merger and restructuring expenses, net	69	14	83	31
Operating income (loss)	(15)	48	9	125
Other income (expense):
Interest income	5	6	11	12
Interest expense	(23)	(31)	(46)	(60)
Other income, net	2	5	5	6
Income (loss) from continuing operations before income taxes	(31)	28	(21)	83
Income tax expense (benefit)	(7)	9	(5)	31
Net income (loss) from continuing operations	(24)	19	(16)	52
Discontinued operations, net of tax	—	(3)	—	5
Net income (loss)	$(24)	$16	$(16)	$57
Basic earnings (loss) per common share
Continuing operations	$(0.04)	$0.03	$(0.03)	$0.09
Discontinued operations	—	—	—	0.01
Net basic earnings (loss) per common share	$(0.04)	$0.03	$(0.03)	$0.10
Diluted earnings (loss) per common share
Continuing operations	$(0.04)	$0.03	$(0.03)	$0.09
Discontinued operations	—	—	—	0.01
Net diluted earnings (loss) per common share	$(0.04)	$0.03	$(0.03)	$0.10
Dividends per common share	$0.025	$0.025	$0.050	$0.050

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

(Unaudited)

	June 29,	December 29,
	2019	2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$444	$658
Receivables, net	901	885
Inventories	1,113	1,065
Prepaid expenses and other current assets	100	75
Timber notes receivable, current maturities	831	—
Total current assets	3,389	2,683
Property and equipment, net	726	763
Operating lease right-of-use assets	1,380	—
Goodwill	939	914
Other intangible assets, net	406	422
Timber notes receivable	—	842
Deferred income taxes	253	284
Other assets	260	258
Total assets	$7,353	$6,166
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,089	$1,110
Accrued expenses and other current liabilities	1,255	978
Income taxes payable	—	2
Short-term borrowings and current maturities of long-term debt	94	95
Non-recourse debt, current maturities	743	—
Total current liabilities	3,181	2,185
Deferred income taxes and other long-term liabilities	178	300
Pension and postretirement obligations, net	111	111
Long-term debt, net of current maturities	618	690
Operating lease liabilities	1,183	—
Non-recourse debt	—	754
Total liabilities	5,271	4,040
Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $0.01 par value; issued shares — 620,259,073 at June 29, 2019 and 614,170,704 at December 29, 2018; outstanding shares — 546,348,497 at June 29, 2019 and 543,833,428 at December 29, 2018	6	6
Additional paid-in capital	2,659	2,677
Accumulated other comprehensive loss	(83)	(99)
Accumulated deficit	(204)	(173)
Treasury stock, at cost — 73,910,576 shares at June 29, 2019 and 70,337,276 shares at December 29, 2018	(296)	(285)
Total stockholders’ equity	2,082	2,126
Total liabilities and stockholders’ equity	$7,353	$6,166

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	26 Weeks Ended
	June 29,	June 30,
	2019	2018
Cash flows from operating activities of continuing operations:
Net income (loss)	$(16)	$57
Income from discontinued operations, net of tax	—	5
Net income (loss) from continuing operations	(16)	52
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	102	98
Charges for losses on receivables and inventories	14	18
Asset impairments	45	—
Compensation expense for share-based payments	17	13
Deferred income taxes and deferred tax asset valuation allowances	(9)	25
Contingent consideration payments in excess of acquisition-date liability	(11)	—
Changes in working capital and other	(140)	45
Net cash provided by operating activities of continuing operations	2	251
Cash flows from investing activities of continuing operations:
Capital expenditures	(91)	(74)
Businesses acquired, net of cash acquired	(22)	(30)
Other investing activities	—	2
Net cash used in investing activities of continuing operations	(113)	(102)
Cash flows from financing activities of continuing operations:
Net payments on long and short-term borrowings	(48)	(51)
Cash dividends on common stock	(27)	(28)
Share purchases for taxes, net of proceeds from employee share-based transactions	(9)	(3)
Repurchase of common stock for treasury	(11)	(8)
Contingent consideration payments up to amount of acquisition-date liability	(12)	—
Acquisition of non-controlling interest	—	(18)
Other financing activities	—	1
Net cash used in financing activities of continuing operations	(107)	(107)
Cash flows from discontinued operations:
Operating activities of discontinued operations	—	11
Investing activities of discontinued operations	—	63
Net cash provided by discontinued operations	—	74
Effect of exchange rate changes on cash and cash equivalents	4	(5)
Net increase (decrease) in cash, cash equivalents and restricted cash	(214)	111
Cash, cash equivalents and restricted cash at beginning of period	660	639
Cash, cash equivalents and restricted cash at end of period — continuing operations	$446	$750

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

The Company’s outlook for 2019 includes adjusted EBITDA, adjusted operating income, and free cash flow.  These measures exclude charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and other significant items that currently cannot be predicted without unreasonable effort. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide a reconciliation to an equivalent net income, operating income or operating cash flow outlook for 2019.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities of continuing operations less capital expenditures. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network.

(In millions, except per share amounts)

Q2 2019	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$515	19.9%	$1	$514	(9)	19.9%
Assets impairments	$16	0.6%	$16	$—		—%
Merger and restructuring expenses, net	$69	2.7%	$69	$—		—%
Operating income (loss)	$(15)	(0.6)%	$(86)	$71	(10)	2.7%
Income tax expense (benefit)	$(7)	(0.3)%	$(25)	$18	(11)	0.7%
Net income (loss) from continuing operations	$(24)	(0.9)%	$(61)	$37	(12)	1.4%
Earnings (loss) per share continuing operations (most dilutive)	$(0.04)		$(0.11)	$0.07	(12)
Depreciation and amortization	$53	2.0%	$2	$51	(13)	2.0%

Q2 2018	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$534	20.3%	$1	$533	(9)	20.3%
Merger and restructuring expenses, net	$14	0.5%	$14	$—		—%
Operating income	$48	1.8%	$(15)	$63	(10)	2.4%
Income tax expense	$9	0.3%	$(4)	$13	(11)	0.5%
Net income from continuing operations	$19	0.7%	$(11)	$30	(12)	1.1%
Earnings per share continuing operations (most dilutive)	$0.03		$(0.02)	$0.05	(12)
Depreciation and amortization	$47	1.8%	$—	$47	(13)	1.8%

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

YTD 2019	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$1,090	20.4%	$1	$1,089	(9)	20.3%
Assets impairments	$45	0.8%	$45	$—		—%
Merger and restructuring expenses, net	$83	1.5%	$83	$—		—%
Operating income	$9	0.2%	$(129)	$138	(10)	2.6%
Income tax expense (benefit)	$(5)	(0.1)%	$(37)	$32	(11)	0.6%
Net income (loss) from continuing operations	$(16)	(0.3)%	$(92)	$76	(12)	1.4%
Earnings (loss) per share continuing operations (most dilutive)	$(0.03)		$(0.17)	$0.14	(12)
Depreciation and amortization	$102	1.9%	$2	$100	(13)	1.9%

YTD 2018	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$1,107	20.3%	$—	$1,107		20.3%
Assets impairments	$—	—%	$—	$—		—%
Merger and restructuring expenses, net	$31	0.6%	$31	$—		—%
Operating income	$125	2.3%	$(31)	$156	(10)	2.9%
Income tax expense	$31	0.6%	$(8)	$39	(11)	0.7%
Net income from continuing operations	$52	1.0%	$(23)	$75	(12)	1.4%
Earnings per share continuing operations (most dilutive)	$0.09		$(0.04)	$0.13	(12)
Depreciation and amortization	$98	1.8%	$—	$98	(13)	1.8%

	13 Weeks Ended		26 Weeks Ended
	June 29,	June 30,	June 29,	June 30,
Adjusted EBITDA:	2019	2018	2019	2018
Net income (loss)	$(24)	$16	$(16)	$57
Discontinued operations, net of tax	—	(3)	—	5
Net income (loss) from continuing operations	(24)	19	(16)	52
Income tax expense (benefit)	(7)	9	(5)	31
Income (loss) from continuing operations before income taxes	(31)	28	(21)	83
Add (subtract)
Interest income	(5)	(6)	(11)	(12)
Interest expense	23	31	46	60
Adjusted depreciation and amortization (13)	51	47	100	98
Charges and credits, pretax (14)	86	15	129	31
Adjusted EBITDA	$125	$115	$243	$260

Amounts may not foot due to rounding

(9)

Adjusted selling, general and administrative expenses for the second quarter and first half of 2019 exclude charges for executive transition costs of $1 million. Adjusted selling, general and administrative expenses for the second quarter of 2018 exclude charges for executive transition costs of $1 million.

(10)	Adjusted operating income for all periods presented herein excludes merger and restructuring expenses, net, asset impairments (if any) and executive transition costs (if any).
(11)	Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(12)

Adjusted net income from continuing operations and adjusted earnings per share from continuing operations (most dilutive) for all periods presented exclude merger and restructuring expenses, net, asset impairments (if any), executive transition costs (if any), loss on modification of debt (if any), and exclude the tax effect of the charges or credits not indicative of core operations.

(13)

Adjusted depreciation and amortization for all periods presented herein excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present.

(14)	Charges and credits, pretax for all periods presented include merger and restructuring expenses, net, asset impairments (if any), and executive transition costs (if any).

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 29,	June 30,	June 29,	June 30,
Free cash flow	2019	2018	2019	2018
Net cash provided by (used in) operating activities of continuing operations	$(58)	$44	$2	$251
Capital expenditures	(45)	(37)	(91)	(74)
Free cash flow (15)	$(103)	$7	$(89)	$177

Amounts may not foot due to rounding

(15)

Free Cash Flow includes the impact of the Federal Trade Commission cash settlement of $25 million and cash charges associated with the Company’s Business Acceleration Program of $30 million in the second quarter and first half of 2019. Accordingly, adjusting for these items, Free Cash Flow from continuing operations on an adjusted basis was a cash outflow of $48 million and a cash outflow of $34 million, respectively, in the second quarter and first half of 2019.

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	Q2	Q2	YTD
	2018	2019	2019
Retail Division:
Stores opened	—	—	—
Stores closed	2	39	41
Total retail stores (U.S.)	1,374	1,320	—
Total square footage (in millions)	30.9	29.4	—
Average square footage per store (in thousands)	22.5	22.3	—